EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-121828 dated February 2, 2005) and related Prospectus of Toreador Resources Corporation for the registration of 1,437,500 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2004, with respect to the consolidated financial statements of Toreador Resources Corporation at December 31, 2003 included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP
Dallas, Texas

January 31, 2005